Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated August 6, 2013

10 year ETF Efficiente Market
Linked Note with Contingent
Coupon                                                                J.P.Morgan
================================================================================
                                            North America Structured Investments
OVERVIEW
JPMorgan ETF Efficiente 5 Index (the "Index") is a cross-asset strategy that aims to maximize returns per unit of risk by using portfolio optimization technology. The Index uses the concept of the efficient frontier to select the optimum portfolio from a universe of 12 exchange-traded funds and a cash index, and aims to maximize returns while targeting a realized volatility of 5%. The strategy rebalances monthly and is non-discretionary. The Index levels incorporate an adjustment factor of 0.50% per annum which is deducted daily.

The Notes offer exposure to any appreciation of the Index at maturity and a
Contingent Coupon Payment of [4.50% -5.00%] per annum if the Index closing level on any quarterly Coupon Review Date is greater than or equal to the
Initial Index Level.  Depending on the performance of the Index, investors may not receive any coupons or have a positive return on the notes at maturity.

The notes are designed for investors who seek exposure to any appreciation of the JPMorgan ETF Efficiente 5 Index at maturity and who seek a Contingent
Coupon Payment with respect to each quarterly Coupon Review Date on which the
Index closing level is greater than or equal to its Initial Index Level.
Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
May be appropriate for investors requiring asset and geographical diversification and full repayment of principal at maturity, subject to the credit risk of JPMorgan Chase & Co.

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Summary of Terms
Issuer:                 JPMorgan Chase & Co.
Minimum Denomination:   $1,000
Index:                  JPMorgan ETF Efficiente 5 Index
Index Ticker:           EEJPUS5E
Coupon Rate:            [1.125%-1.250%] per Coupon Payment
                        Date (equivalent to [4.50%-5.00%] per
                        annum) if the Index Closing Level on any
                        Coupon Review Date is greater than or
                        equal to the Initial Index Level
Additional Amount :     $1,000 x Index Return x the Participation
                        Rate, provided that this number will not be
                        less than zero
Index Return:           (Ending Index Level -- Initial Index Level)
                        -------------------------------------------
                                    Initial Index Level
Participation Rate:     100%
Initial Index Level:    The Index closing level on the Pricing Date
Ending Index Level:     The Index closing level on the Observation
                        Date
Coupon Payment Dates:   Quarterly on the last business day of the
                        month
Pricing Date:           August 27, 2013
Observation Date:       August 28, 2023
Maturity Date:          August 31, 2023
CUSIP:                  48126NMH7
ISIN:                   US48126NMH79
Preliminary Term Sheet: http://www.sec.gov/Archives/edgar/data/196
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                        17/000119312513319784/d577844dfwp.htm
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For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, see the hyperlink above.

Hypothetical Payment $1,000 of the Notes at Maturity*
[GRAPHIC OMITTED]

Hypothetical Contingent Coupon Payments**
Coupon Rate for Coupon Payment Date
--------------------------------------------------------------------------------
Index Closing Level on Index Appreciation / Contingent Coupon
  relevant Coupon      Depreciation on the   Payment on the
                        relevant Coupon     applicable Coupon
    Review Date           Review Date         Payment Date
---------------------- -------------------- -----------------
       180.0                50.00%               $11.25
---------------------- -------------------- -----------------
       156.0                30.00%               $11.25
---------------------- -------------------- -----------------
       144.0                20.00%               $11.25
---------------------- -------------------- -----------------
       132.0                10.00%               $11.25
---------------------- -------------------- -----------------
       126.0                 5.00%               $11.25
---------------------- -------------------- -----------------
       120.0                 0.00%               $11.25
---------------------- -------------------- -----------------
       114.0                -5.00%                $0.00
---------------------- -------------------- -----------------
       108.0                -10.00%               $0.00
---------------------- -------------------- -----------------
        96.0                -20.00%               $0.00
---------------------- -------------------- -----------------
        84.0                -30.00%               $0.00
---------------------- -------------------- -----------------
        60.0                -50.00%               $0.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Return Profile

If the Index closing level on any Coupon Review Date is greater than or equal to the Initial Index level, you will receive on the applicable Coupon Payment
Date the Coupon Rate. Otherwise, no coupon will be payable for that Coupon
Payment Date.

The Additional Amount per note payable at maturity will equal the Index Return
x the Participation Rate, provided that the Additional Amount will not be less than zero.

You are entitled to repayment in full of your principal investment only at maturity, even if the index declines, subject to the credit risk of JPMorgan
Chase & Co.

*Payment at maturity will equal the Principal plus the Additional Amount plus any applicable contingent coupon payment. The hypothetical note pay-out at maturity set forth above assumes a Participation Rate of 100%, is illustrative, and may not be the actual final payment on the Notes.

**To be determined on the Pricing Date, but not less than 4.50% per annum
($11.25 per quarter) or greater than 5.00% per annum ($12.50 per quarter).

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com
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10 year ETF Efficiente Market
Linked Note with Contingent
Coupon                                                                J.P.Morgan
================================================================================
                                            North America Structured Investments

Selected Benefits
[] The Notes offer full return of principal at maturity, subject to the credit risk of JPMorgan Chase & Co.
[] Potential for quarterly contingent coupon payments
[] The Index dynamically allocates among the following 12 ETFs (the "ETF
Constituents") and the JPMorgan Cash Index USD
3 Month (the "Cash Constituent"), each a "Basket Constituent"

[GRAPHIC OMITTED]

Selected Risks
[] The notes may not pay more than your principal amount at maturity.
[] The notes do not provide for regular interest payments and you may not receive any interest during the ten year term of the notes.
[] Payment of the Additional Amount on the Notes at maturity, as well as any coupon payment, is subject to our credit risk. Therefore the value of the Notes prior to maturity will be subject to changes in the market's view of our creditworthiness.
[] The Index may not be successful. It may not outperform an alternative strategy related to the Basket Constituents. Changes in the value of Basket
Constituents may offset each other.
[] The Index is subject to emerging markets risk, fixed income risks, currency exchange risk, real estate risk, ETF risks, small capitalization stock risk and the uncertain legal and regulatory regimes which govern commodities future contracts.
[] The Index applies monthly rebalancing and weighting caps that may reduce your return.
[] The Index has a limited operating history. Hypothetical back-tested data related to the Index do not represent actual historical data and are subject to inherent limitations.
[] Upon the occurrence of a commodity hedging disruption event, the amount of your coupon payments may be reduced or eliminated. In addition, the additional amount will be determined by the calculation agent on the date of such event.
Accordingly, your payment at maturity would be based on a level of the Index prior to the Observation Date.
[] Our affiliate, JPMS plc, is the index calculation agent and may adjust the
Index in a way that affects its level. [] The index may be partially uninvested. Any uninvested portion will earn no return.
[] No fixed interest payments, dividend payments or voting rights with respect to assets underlying the Index.
[]The tax consequences of the Notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.
[] JPMS' estimated value does not represent future values and may differ from other's estimates.
[] The value of the notes reflected in customer account statements may be higher than JPMS' current estimated value for a limited time period. [] JPMS'
estimated value is not determined by reference to our credit spreads for our conventional fixed rate debt.
[] Lack of liquidity: JPMorgan Securities LLC, acting as agent for the Issuer
(and who we refer to as JPMS), intends to offer to purchase the Notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase Notes from you in the secondary market, if at all, may result in a significant loss of your principal.
[] Potential conflicts: we and our affiliates play a variety of roles in connection with the issuance of the Notes and making the assumptions used to determine the pricings and estimated value of the notes when the terms are set, including acting as note calculation agent and index calculation agent, and hedging our obligations under the Notes. It is possible that such hedging or other trading activities of JPMorgan or its affiliates could result in substantial returns for JPMorgan and its affiliates while the value of the
Notes decline.
The risks identified above are not exhaustive. Please see "Risk Factors" in the applicable product supplement and "Selected Risk Considerations" to the applicable term sheet for additional information.
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Disclaimer
SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase &
Co. has filed with the SEC for more complete information about JPMorgan Chase &
Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.
This material is not a product of JPMorgan Research Departments.
Additional information about the symbols depicted in each cube in the top right-hand corner of this fact sheet can be accessed via the hyperlink to one of our filings with the SEC:
http://www.sec.gov/Archives/edgar/data/19617/000095010309000965/symbol_guide.pdf

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com
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